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                                                                    Exhibit 10.1

         Genesis/Northshore Licensing Agreement Buyout 5/18/99

1.   Genesis pays NorthShore $1.3 million dollars US.

2. NorthShore considers this as payment for royalties on existing parts held in current Genesis inventory and all future royalties using NorthShore technology as defined in all license agreements currently in effect.

3. All agreements currently in effect between Genesis and NorthShore remain in effect except: future royalties owed NorthShore as of May 1, 1999 are to be pre-paid under this buyout, and Genesis loses all exclusive rights to use and make products specified under these agreements, except in the area of warp where Genesis shall have exclusive rights for use for a period of five years in all markets except games.

4. Al Chartrand and Paul Russo get a letter from NorthShore stating that they may be bought out in the future if NorthShore is in a position to do so at a share price offered to existing shareholders.

5. Genesis gets a letter from NorthShore stating that they may be bought out in the future if NorthShore is in a position to do so at a share price offered to existing shareholders.

6. The deemed value for Genesis-held shares in NorthShore Laboratories is $5.00 a share US.



          /s/ Paul Russo            /s/ Roger F. Bessler
          --------------            --------------------
          Paul M.Russo              Roger F. Bessler
          CEO                       President